Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Limitless X Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph:

Upon the close of business on the effective date of this Amended and Restated Certificate of Incorporation, each 30 shares of the Corporation’s Common Stock, $0.0001 par value, issued and outstanding immediately prior to the effective date shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined into one share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split, and any fraction thereof shall be rounded up to the nearest whole share. Each certificate that immediately prior to the effective date represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been reclassified and combined. The Reverse Split shall not affect the number of shares of authorized stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 16th day of December, 2022.

LIMITLESS X HOLDINGS INC.

/s/ Jaspreet Mathur
By:	Jaspreet Mathur
Its:	Chief Executive Officer